Exhibit 10.3

jive software 325 lytton avenue, suite 200, palo alto, ca 94301 o 1.650.319.1920 f 1.650.319.0796 www.jivesoftware.com

May 10, 2011

Oudi Antebi

22542 SE 12th Place

Sammamish, WA 98075

Re:	Employment Terms

Dear Oudi,

Jive Software (the “Company”) is pleased to offer you the position of SVP, Enterprise Strategy on the following terms:

Your base compensation will be $16,666.67 per month, which is equal to $200,000 annually, less payroll deductions and all required withholdings. In addition, you are eligible for a bonus up to $100,000 per year which will be paid semi-annually based on company performance (70%) and individual MBOs (30%). New employees will be paid on a pro rata basis for their first payout and must work a minimum of 60 days before the payout dates of January 1 and July 1 to be eligible. A change to the MBO executive plan, beginning January 1, 2012 the payout will occur annually once all financials are finalized and approved by the Board. For 2012, annual payout is planned for Q1’13. The compensation committee of the Board reserves the right to modify and/or change the metrics of the executive bonus plan and the total compensation programs. Subject to the approval of the compensation committee, you will receive all benefits commensurate with other similarly situated U.S. based members of the executive team, including those added in the future. Any such benefits added in the future will be also conveyed to you (i.e. severance, additional paid time off, etc.). With respect to any reference to “anniversary date” or “hiring date” for the purpose of calculating any benefits based on length of employment (i.e. PTO), the date we shall use will be September 29, 2009 (consistent with your prior offer letter from OffiSync Corporation). In addition, to assist you with your move to California you will receive up to $50,000 in relocation allowance, details to be provided to you in a separate document.

All of your responsibilities and actions will at all times be subject to the appropriate approval of the CEO and the Board of Directors of the Company (the “Board”), and you will be reporting directly to Tony Zingale, CEO. Unless you are required to travel on behalf of the Company, you will work at our Palo Alto office. The Company may, in its discretion, change your position, duties, and work location from time to time as it deems necessary, although all efforts will be made to consult with you first.

You will be paid semi-monthly and you will be eligible for the standard Company benefits, which currently includes the following: medical insurance, dental insurance, life insurance, PTO, 401(k), and paid holidays. The standard Company benefits offerings may, at the Company’s discretion, be changed from time to time. Details about the current benefit plans are available for your review.

jive software 325 lytton avenue, suite 200, palo alto, ca 94301 o 1.650.319.1920 f 1.650.319.0796 www.jivesoftware.com

This offer is contingent upon the satisfactory completion of your reference and background check, including verification of any employment references you have provided and your legal entitlement to work in the United States. If the Company is unable to obtain such verification following reasonable efforts to do so, your employment will be terminated immediately.

As a Company employee, you will be expected to abide by Company rules and policies, which will be communicated to you by the Company, and may be modified from time to time with notice at the Company’s discretion.

The Company’s regular business hours are 8am-5pm, however, you will likely be expected to work additional hours as required by the nature of your work assignments.

You will be employed as an “at-will employee” of the Company, which means that you or the Company may terminate your employment at any time for any reason or no reason, with or without cause, and with or without advance notice. This at-will employment arrangement cannot be modified in any way except by a writing signed by you and the Company’s Chief Executive Officer. This letter, including any agreements relating to proprietary rights between you and the Company, including the EPIIA discussed below, set forth the terms of your employment with the Company (or any subsidiary of the Company) and supersede any prior representations or agreements, whether written or oral, including your prior offer letters, dated September 29, 2009 and December 1, 2009 with OfficSync Corporation; provided, however, that the specific provisions of any agreement between you and OfficSync Corporation relating to protection of confidential and proprietary information or invention assignment shall continue in effect following the effectiveness of this letter with respect to your employment by OfficSync Corporation prior to the closing of the merger of OfficSync Corporation with the Company or a subsidiary of the Company.

As a condition of your employment, you will be required to sign and return the Employee Proprietary Information and Inventions Agreement (“EPIIA”) enclosed with this letter on your first day of employment.

Please sign and date this letter, and return via email to Helen.Fieler@jivesoftware.com or fax to 503.296.2312 by May 11, 2011 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on a mutually agreed upon date with your manager.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Vicki Ryan
Vicki Ryan, VP of Human Resources

jive software 325 lytton avenue, suite 200, palo alto, ca 94301 o 1.650.319.1920 f 1.650.319.0796 www.jivesoftware.com

Accepted:

/s/ Oudi Antebi
Oudi Antebi

May 10, 2011
Date

Attachment: Employee Proprietary Information and Inventions Agreement